EXHIBIT 16.1
March 23, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Eagle Rock Energy Partners, L.P.’s Form 8-K dated March 23, 2011, and have the following comments:

1. We agree with the statements made in the first through fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the fifth paragraph .

Yours truly,

DELOITTE & TOUCHE LLP